EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM
Penson Worldwide, Inc.
Dallas, Texas
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Amended and Restated 2000 Stock Incentive Plan and Employee Stock Purchase Plan of Penson Worldwide, Inc. of our reports dated March 5, 2010, relating to the consolidated statements of financial condition of Penson Worldwide, Inc. as of December 31, 2009 and 2008 and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2009, and the effectiveness of Penson Worldwide, Inc.’s internal control over financial reporting as of December 31, 2009, which reports appear in Penson Worldwide, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009.
BDO SEIDMAN, LLP
Dallas, Texas
February 4, 2011